December 11, 2024

Empower Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

RE: Empower Lifetime 2065 Fund – Institutional, Investor and Service Class (the “Fund”)

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of the shares of the Fund as part of Post-Effective Amendment No. 181 to the Registration Statement (“PEA 181”) for Empower Funds, Inc. (the “Empower Funds”). PEA 181 relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of shares of the Fund, which is a series of Empower Funds. The Fund has three share classes, Institutional, Investor and Service. Service Class shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Amended and Restated By-Laws of Empower Funds, each as amended to date; Articles Supplementary of Empower Funds establishing the Fund; the resolutions adopted by the Board of Directors of Empower Funds relating to the authorization and issuance of the Institutional, Investor and Service Class shares of the Fund, the Registration Statement and any amendments or supplements thereto; PEA 181; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Institutional Class, Investor Class and Service Class shares of the Fund to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and Empower Funds’ Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Sincerely,

Ryan L. Logsdon
Chief Legal Officer & Secretary